EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) shall be effective as of April 1, 2018 (the “Effective Date”) by and bet ween Iconic Brands, Inc. (the “Company”), a Nevada corporation, and Roseann Faltings (the “Employee”), an individual residing 71 Shore Drive, Copaigue, New York 11726.

RECITALS

A. The Company’s Board of Directors has determined that it is in the best interest of the Company and its stockholders to continue to employ the Employee on the terms and conditions set forth herein.

B. The Company desires to employ the Employee and the Employee desires to continue to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

ARTICLE 1. DUTIES AND SCOPE OF EMPLOYMENT

Section 1.01 Employment. Employee shall be employed by the Company, subject to the terms of this Agreement, beginning on the Effective Date and continuing for twenty-four (24) months thereafter, unless terminated as provided in Article 3 (the “Employment Term”). After the Employment Term, Employee’s employment may continue on terms to be agreed upon between the Company and Employee. The date on which Employee’s employment with the Company terminates is referred to herein as the “Termination Date.”

Section 1.01 Duties and Services. During the Employment Term, Employee shall serve as the Company’s Vice President of Sales and Marketing and shall report to the Company’s President. Employee’s duties and services will be consistent with Employee’s title, position and stature with the Company, subject to the direction of the Company’s President. Employee will devote his reasonable best efforts to the provision of duties and services under this Agreement and shall perform such duties and services to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

ARTICLE 2. SALARY AND BENEFITS

Section 2.01 Base Salary; Bonus. During the Employment Term, the Company will pay Employee as compensation for his services a base salary at the rate of $150,000 per annum, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes (the “Base Salary”), subject to increase in the sole discretion of the Company’s Board of Directors. Employee may participate in a bonus program as determined by the Company’s Board of Directors.

Section 2.02 Compensation Stock Award.

2.02.1 In consideration for work previously performed, for which no compensation was paid, the Company shall issue Employee 25,000,000 (pre-split) shares of its common stock, $0.001 par value (the “Compensation Stock Award”) upon the effective date of a reverse stock split. (For clarity, if the Company undergoes a 250:1 reverse stock split, Employee shall be issued 100,000 shares.)

2.02.2 The Company shall not be obligated to reserve any shares for the Compensation Stock Award prior to undergoing a reverse stock split.

2.02.3 All shares of the Compensation Stock Award shall have registration rights in the next S-1 Registration Statement filed with the Securities and Exchange Commission after the Compensation Stock Award is issued.

Section 2.03 Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Section 2.04 Paid Time Off. Employee will be entitled to paid time off of twenty days per calendar year to be taken in such amounts and at such times as approved in advance by the Company’s Board of Directors.

Section 2.05 Expenses. The Company will reimburse Employee for reasonable travel, lodging, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Section 2.06 Automobile. The Company will provide Employee with an automobile and will pay for fuel, maintenance, and insurance for business use per Company policy.

Section 2.07 Brand Sale. If the Company, or any of its subsidiaries, sells any brand owned by the Company or a subsidiary during the Employment Term or within three (3) years following the Termination Date, Employee shall receive twenty-three percent (23%) of the gross sales proceeds of the sale. For the purposes of this section, a brand sale includes, but is not limited to, any and all direct or indirect (i) transfers of assets, including intellectual property rights, associated with the Company’s spirits, mixers and non-alcoholic products, (ii) transfers of controlling equity interests in the Company or any of its subsidiaries, and/or (iii) granting of options, warrants or convertible debentures, which, if exercised, would give the holder or holders a controlling equity interests in the Company or any of its subsidiaries. This Section 2.7 shall survive any termination of this Agreement.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

Section 2.08 Equity Incentives. Employee will be entitled to participate in any equity incentive plan adopted by the Company. The amount and type of securities to be issued will be determined by the Company’s Board of Directors.

ARTICLE 3. TERM; TERMINATION

Section 3.01 Definitions. For the Purposes of this Agreement, the following capitalized terms shall have such stated meaning ascribed to them:

3.01.1 Cause shall mean (i) a finding by a court of competent jurisdiction of a material act of dishonesty in connection with Employee’s responsibilities as an employee; or (ii) Employee’s conviction of, or plea of nolo contendere to, a felony involving fraud or moral turpitude;

3.01.2 Disability shall mean the Employee’s incapacity due to physical or mental illness as determined by a qualified physician or incapacity for a period of 90 days, consecutive or otherwise, in any 360-day period.

3.01.3 Good Reason shall mean the occurrence of one or more of the following events arising without the express written consent of Employee, but only if Employee notifies the Company in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of twenty (20) days from receipt of such notice, and Employee voluntarily resigns effective no later than thirty (30) days following the Company’s failure to cure the event: (i) a material reduction in the duties, authority, or responsibilities of Employee, relative to the duties, authority, or responsibilities of Employee as in effect immediately prior to such reduction; (ii) a material reduction in Employee’s annualized Base Salary; (iii) a relocation of the Company’s primary office of more than fifty (50) miles from where it is located as of the Effective Date; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors.

3.01.4 Person shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a governmental body.

3.01.5 Restricted Business shall mean any business competing with or which may compete with the business of the Company or its subsidiaries within any state in which the Company is then doing business or marketing its products.

3.01.6 Voluntary Termination shall mean the voluntary resignation by the Employee without Good Reason. Employee agrees to provide the Company with at least thirty (30) days’ prior written notice of Voluntary Termination.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

Section 3.02 Termination Without Cause; Termination for Good Reason; Disability; Continued Employment. During the Employment Term, in the event that (i) Employee terminates his employment with the Company for Good Reason; (ii) Employee is terminated by the Company without Cause, (iii) Employee is terminated by the Company due to Disability, or (iv) Employee and the Company are unable to reach an agreement for the Employee’s continued employment following the Employment Term, then Employee shall be entitled to receive the following severance benefits.

3.02.1 Salary. Employee shall receive severance payments in an amount equal to two times Employee’s annual Base Salary as of the Termination Date, paid over two years, in accordance with the customary payroll practices of the Company as if Employee were then an employee of the Company.

3.02.2 Bonuses. The Company shall pay to Employee any earned but unpaid bonuses in accordance with the Company’s normal payroll practices plus an amount equal to one times the prior year’s bonus earned by the Employee, as a lump sum payment on the Termination Date.

3.02.3 Company Benefits. If Employee received health benefits immediately prior to the Termination Date, the Company shall pay Employee cash payments equal to the cost that Employee would incur if Employee continued medical and dental coverage under Section 4980B of the Internal Revenue Code (“COBRA”) for Employee and dependents, for six (6) months (the “COBRA Amount”). The COBRA Amount shall include a tax gross up to cover Employee’s income and FICA taxes imposed on the payment under this subsection. Payment of the COBRA Amount shall be paid in equal installments on the Company’s customary payroll dates for the pay periods following the Termination Date. Employee may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans, for the period permitted under such plans. Other than as set forth in this section, all COBRA costs shall be the sole responsibility of Employee.

Section 3.03 Termination for Cause; Voluntary Termination; Death. If Employee’s employment with the Company is terminated for Cause by the Company, by Voluntary Termination, or due to Employee’s death, then the Company shall only be obligated to pay to the Employee, on or within a reasonable time after the effective date of such termination, the Employee’s earned portion of the Base Salary through the effective date of such termination and any earned but unpaid bonuses.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

Section 3.04 Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided that, in connection with the reduction of payments that would otherwise constitute parachute payments, Employee may choose the amounts, types and priority of such reductions (e.g., whether cash, stock or otherwise) in Employee’s sole discretion. Unless the Company and Employee otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

ARTICLE 4. COVENANTS

Section 4.01 Nondisclosure. During the Employment Term and following the Termination Date, Employee (i) will hold all Proprietary Information (defined hereafter) in trust and in strict confidence; (ii) will not disclose, and will use commercially reasonable efforts to protect, the Proprietary Information; (iii) will not, directly or indirectly, use or assist others to use Proprietary Information; and (iv) will not, directly or indirectly, use, disseminate or otherwise disclose any Proprietary Information to any third party, except in the case of each of (i) through (iv) above, as required by Employee’s duties in the course of his employment by the Company or as required by applicable law. “Proprietary Information” includes, but is not limited to, the Company’s internal information, trade secrets, customer information, customer lists, marketing information, sales information, cost information, financial information, technical data, know-how, methods, patentable or unpatentable ideas, technical business operations information, business practices, methods, products, processes, equipment or any confidential or secret aspect of the business of the Company that is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his employment with the Company. Notwithstanding the foregoing, the Employee is not obligated to keep Proprietary Information confidential if it (x) is or becomes available to the public, other than because of disclosure by Employee in breach of this Agreement; (y) was or becomes available to Employee from a source other than the Company, but only if such source is not known to Employee to be bound by an obligation of secrecy to the Company with respect to the information disclosed; or (z) has been independently developed by Employee without breaching an of his obligations under this Agreement.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

Section 4.02 Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating to the business of the Company, whether prepared by Employee or otherwise coming into Employee’s possession in the course of Employee’s performance of his duties, shall be the exclusive property of the Company, as the case may be, and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

Section 4.03 Inventions and Patents. All inventions, innovations or improvements related to the Company’s methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not), conceived or made by Employee during his employment with the Company belong to the Company, and Employee hereby will assign and assigns all of such inventions, innovations and improvements, contributions, ideas and discoveries to the Company. Employee will cooperate and perform all actions reasonably requested to establish and confirm such ownership in the Company. To the extent Employee’s assistance is so requested following the end of the Employment Term, Employee will be compensated at the rate of $100.00 per hour for his services, and Employee shall be entitled to reimbursement of all reasonable and documented out-of-pocket expenses incurred by Employee in the course of providing such services.

Section 4.04 Non-Solicitation of Employees. During the Employment Term and for a period of twenty-four (24) months from and after the Termination Date, Employee will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for Employee or on behalf of any other Person (other than the Company) (provided that nothing herein shall prevent Employee from making a general solicitation not targeted at the Company’s employees), any employee of the Company or any Person who was such an employee during the Employment Period; or (ii) otherwise encourage any such employee to leave his or her employment with the Company.

Section 4.05 Non-Solicitation of Others. During the Employment Term and for a period of twenty-four (24) months from and after the Termination Date, Employee will not, directly or indirectly, (i) solicit, call on or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the Company shall have dealt, or that the shall have actively sought to deal, at any time during the Employment Term for or on behalf of Employee or any other Person (other than the Company) in connection with a Restricted Business; or (ii) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the Company.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

Section 4.06 Covenants Reasonable; Court Modification. Employee acknowledges and agrees that the covenants provided for in this Agreement are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Company’s legitimate business interests, prevent the future misuse of trade secrets and Proprietary Information, or present solicitation of customers. To the extent that any of the provisions contained in this Agreement may later be adjudicated by a court of competent jurisdiction to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision, scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Agreement as drafted. Any such deemed amendment shall only apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

Section 4.07 Uniqueness of Employee’s Services; Specific Performance. Employee hereby represents and agrees that the services to be performed by Employee under this agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee acknowledges that any breach by him of the provisions of this Article 4 shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article 4 of this Agreement will be inadequate. Employee agrees that, notwithstanding any other provision contained in this Agreement, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

Section 4.08 Trade Secrets

4.08.1 Definition. The parties acknowledge and agree that during Employee’s employment and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by the Company’s business, and that such information constitutes the Company’s trade secrets (“Trade Secrets”). Notwithstanding the foregoing, Trade Secrets do not include: (i) information that is or becomes available to the public, other than because of disclosure by Employee in breach of this Agreement; or (ii) information that subsequently becomes part of public knowledge or literature through a deliberate act of the Company as of the date of its becoming public.

4.08.2 Covenant. Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

4.08.3 Trade Secret Misappropriation. Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any Company’s Trade Secrets obtained by Employee during the course of his employment with the Company, including information concerning the Company’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Company’s Trade Secrets, whether such information is used during the Employment Term or at any other time thereafter.

4.08.4 Company Property. Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to the Company’s business, whether prepared by Employee or others, are also considered Trade Secrets and that they are and shall remain exclusively the property of the Company and that they shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

ARTICLE 5. GENERAL PROVISIONS.

Section 5.01 Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound; (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has had the opportunity to seek independent legal counsel regarding his rights and obligations under this Agreement, and has done so or decided not to do so, at Employee’s choosing, and that he fully understands the terms and conditions contained herein.

Section 5.02 Notices. All notices and other communications under this Agreement shall be in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), by email or by facsimile, at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision). Such notices and other communications shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, over-night courier service; and at the time when confirmation of successful transmission is received, if sent by email or facsimile.

If to Company:	Iconic Brands, Inc. 44 Seabro Avenue Amityville, NY 11701 Attn: Paul Rachmuth, General Counsel Email: paul@unitedspiritsinc.com

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

With a copy to:	Clyde Snow & Sessions 201 South Main Street, Suite 1300 Salt Lake City, UT 84111 Attn: Brian A. Lebrecht Email: bal@clydesnow.com

If to Employee:	Roseann Faltings 44 Seabro Avenue Amityville, NY 11701 Email: rofaltings@gmail.com

(or current address in Company’s file)

Section 5.03 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any, jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or such application in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 4.06 above.

Section 5.04 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties relating to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.05 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any signature delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall be deemed a manually executed and delivered original.

Section 5.06 Successors and Assigns. Employee may not delegate any of his obligations hereunder. Further, this Agreement may not be assigned by either the Company or Employee, except that the Company may assign this Agreement to a Person who purchases or succeeds to all or substantially all of the assets of the Company, by operation of law, asset purchase or otherwise. Subject to the two immediately preceding sentences, this Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and assigns (and, in the case of Employee, heirs and personal representatives).

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

Section 5.07 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 5.08 Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall he determined in accordance with the laws of said state. Each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in Suffolk County, State of New York, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees on behalf of himself, herself or itself and on behalf of such party’s heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 5.09 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 5.10 Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same, or any other term or provision, or as a waiver of any contemporaneous breach of any other term, or provision or as a continuing waiver of the same or any other term or provision.

[Signature Page Follows]

Iconic Brands, Inc.

Roseann Faltings Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Company”		“Employee”

Iconic Brands, Inc.

By:	/s/ Richard DeCicco	/s/ Roseann Faltings
Name:	Richard DeCicco	Roseann Faltings
Title:	President